Exhibit 10.2

FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (“this First Amendment”) is dated as of October 20, 2014 (“Effective Date”), by and between ARE-1500 EAST GUDE, LLC, a Delaware limited liability company, having an address at 385 E. Colorado Blvd., Suite 299, Pasadena, California 91101 (“Landlord”), and SUPERNUS PHARMACEUTICALS, INC., a Delaware corporation, having an address at 1550 East Gude Drive, Rockville, Maryland 20850 (“Tenant”).

RECITALS

A.                                    Landlord and Tenant have entered into that certain Lease Agreement (“Lease”) dated as of February 6, 2013 between Landlord and Tenant, wherein Landlord leased to Tenant certain premises (“Original Premises”) located at 1500 East Gude Drive, Rockville, Maryland 20850, as more particularly described in the Lease.

B.                                    Landlord and Tenant desire to amend the Lease, among other things, to extend the Base Term for an additional 2 years, to expand the Original Premises by an additional 8,630 rentable square feet as shown as the cross-hatched area on Exhibit A attached hereto (“Expansion Premises”; the Original Premises and the Expansion Premises are hereinafter collectively referred to as the “Premises”), and to provide a tenant improvement allowance for use in the Expansion Premises.

AGREEMENT

Now, therefore, the parties hereto agree that the Lease is amended as follows:

1.                                      Definitions; Recitals.  Terms used in this First Amendment but not otherwise defined shall have the meanings set forth in the Lease.  The Recitals form an integral part of this First Amendment and are hereby incorporated by reference.

2.                                      Base Term Extension.  The Base Term of the Lease expires on April 30, 2018.  Landlord and Tenant hereby agree that the Base Term of the Lease shall be extended for a period of 2 years, beginning on May 1, 2018 and, unless earlier terminated or extended in accordance with the terms of the Lease, expiring on April 30, 2020 (“Base Term Extension”).  Subject to the Rental Abatement (as defined below) applicable to the Expansion Premises, the Base Rent for the Base Term Extension shall be adjusted on each anniversary of the commencement of the Base Term Extension by multiplying the Base Rent payable immediately before such adjustment by 102% and adding the resulting amount to the Base Rent payable immediately before such adjustment.

3.                                      Expansion Premises.  Effective as of the Expansion Premises Commencement Date (as defined below), (a) the Original Premises shall be expanded to include the Expansion Premises, and (b) Exhibit A to this First Amendment, which depicts the Expansion Premises as the hatched area as well as the Original Premises, hereby replaces Exhibit A to the Lease.

4.                                      Changes to Defined Terms.  Effective as of the Expansion Premises Commencement Date, the following amendments are hereby made to the definitions contained on page 1 of the Lease in the Basic Lease Provisions.

a.              The defined term “Premises” shall be deleted in its entirety and replaced with the

Copyright © 2012. Alexandria Real Estate Equities, Inc. ALL RIGHTS RESERVED. Confidential and Proprietary. Do Not Copy or Distribute. Alexandria and Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.

First Amendment to Lease Agreement – Supernus Pharmaceuticals, Inc.

following:

“Premises:                                   That portion of the Project, containing approximately 20,530 rentable square feet, as determined by Landlord, consisting of (i) approximately 11,900 rentable square feet of space shown on Exhibit A to the Original Lease (“Original Premises”), and (ii) approximately 8,630 rentable square feet of space shown as the hatched area on Exhibit A attached to the First Amendment to Lease Agreement between Landlord and Tenant (“Expansion Premises”).”

b.              The defined term “Rentable Area of the Premises” shall mean approximately 20,530 rentable square feet.

c.               The defined term “Tenant’s Share of Operating Expenses” shall mean 44.64%

d.              The defined term “Base Term” shall be deleted in its entirety and replaced with the following:

“Base Term:  Commencing on February 6, 2013 and ending on April 30, 2020.”

5.                                      Delivery of Expansion Premises.  Landlord shall use reasonable efforts to deliver the Expansion Premises to Tenant on November 1, 2014 in their “as is” condition (“Delivery” or “Deliver”).  The date on which Landlord Delivers the Expansion Premises to Tenant is referred to as the “Expansion Premises Commencement Date.”  Upon request of Landlord, Tenant shall execute and deliver a written acknowledgement of the Expansion Premises Commencement Date when the same is established in a form substantially similar to the form of “Acknowledgment of Commencement Date” attached to the Lease as Exhibit D; provided, however, that Tenant’s failure to execute and deliver such acknowledgement shall not affect Landlord’s rights under this First Amendment.  If Landlord fails to Deliver timely the Expansion Premises, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and this First Amendment and the Lease with respect to the Expansion Premises shall not be void or voidable.

a.              Except as set forth in this First Amendment, if applicable:  (i) Tenant shall accept the Expansion Premises in their condition as of the Expansion Premises Commencement Date; (ii) Landlord shall have no obligation for any defects in the Expansion Premises, and (iii) Tenant’s taking possession of the Expansion Premises shall be conclusive evidence that Tenant accepts the Expansion Premises and that the Expansion Premises were in good condition at the time possession was taken.

b.              Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Expansion Premises, and/or the suitability of the Expansion Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Expansion Premises are suitable for the Permitted Use.  Tenant shall use the Expansion Premises only for the Permitted Use under the Lease in compliance with the provisions of Section 7 of the Lease.

c.               Landlord shall have no obligation to perform any work at the Building, other than as set forth in Section 5.d below, in connection with Tenant’s occupancy of the

Copyright © 2012. Alexandria Real Estate Equities, Inc. ALL RIGHTS RESERVED. Confidential and Proprietary. Do Not Copy or Distribute. Alexandria and Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.

Expansion Premises or obtain any permits, approvals, or entitlements related to Tenant’s specific use of the Expansion Premises or Tenant’s business operations therein.

d.              Within 45 days after the Effective Date, Landlord and Tenant shall inspect the HVAC units (“Expansion Premises HVAC Units”) serving the Expansion Premises to determine their condition.  Based on such inspection, Landlord and Tenant shall mutually agree on a plan to correct any deficiencies in the Expansion Premises HVAC Units so as to render them in good working condition (“Corrective Plan”).  If the Corrective Plan requires the replacement of any parts or equipment, Landlord shall pay the cost thereof.  If the Corrective Plan requires the performance of any labor, Tenant shall pay the cost thereof (or provide such labor by means of Tenant’s own qualified technicians).  Landlord and Tenant shall mutually coordinate the implementation of the Corrective Plan as soon as reasonably possible after the completion of such inspection.  On the completion of the remedial action set forth in the Corrective Plan, (i) Landlord shall have no further obligations whatsoever relating to the Expansion Premises HVAC Units, (ii) Tenant shall be solely responsible, at its sole cost and expense, to repair, replace, and maintain in good condition the Expansion Premises HVAC Units, and (iii) Tenant shall, at its sole cost and expense, at all time during the remaining balance of the Term maintain Maintenance Contracts for the Expansion Premises HVAC Units, which Maintenance Contracts shall comply with the terms and conditions of Section 14(a) of the Lease.

6.                                      Base Rent for Expansion Premises.  (a) Tenant shall continue to pay Base Rent with respect to the Existing Premises at the rates set forth in the Lease, and (b) commencing on the Expansion Premises Commencement Date and subject to the Rental Abatement, Base Rent for the Expansion Premises shall be payable at the rate of $8,069.05 per month and shall, notwithstanding any contrary provision contained in the Lease, thereafter be increased on each anniversary of the Expansion Premises Commencement Date by multiplying the Base Rent payable for the Expansion Premises immediately before such date by 2% and adding the resulting amount to the Base Rent payable for the Expansion Premises immediately before such date.  Base Rent for the Expansion Premises, as so adjusted, shall thereafter be due as provided in the Lease.  This First Amendment does not modify the Rent Adjustment Percentage for the Existing Premises as set forth in the Basic Lease Provisions.

a.              Base Rent Abatement.  Provided Tenant is not then in Default under this First Amendment or the Lease, Landlord hereby grants Tenant an abatement (“Rental Abatement”) of the Base Rent payable for the Expansion Premises for a period of 12 full calendar months beginning on November 1, 2014 and ending on October 31, 2015 (“Rental Abatement Period”).  Thereafter, Tenant shall pay the full amount of Base Rent due in accordance with the provisions of this First Amendment and the Lease.  The Rental Abatement is conditioned on Tenant’s full and faithful performance of all of the terms, covenants, and conditions of the Lease to be performed and observed by Tenant during the Term.  On the occurrence of a Default by Tenant and in addition to any other rights and remedies available to Landlord under the Lease, the Rental Abatement shall automatically be deemed deleted from this First Amendment and the Lease and of no future force or effect, and the Rental Abatement so given by Landlord shall be prorated with that portion of the Rental Abatement applicable to the remaining Term being immediately due and payable by Tenant to Landlord, and

Copyright © 2012. Alexandria Real Estate Equities, Inc. ALL RIGHTS RESERVED. Confidential and Proprietary. Do Not Copy or Distribute. Alexandria and Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.

recoverable by Landlord as Additional Rent due under the Lease, on the termination of the Lease.  The acceptance by Landlord of Rent or the cure of the Default that initiated the operation of this paragraph shall not be deemed a waiver by Landlord of the provisions of this paragraph unless specifically so stated in writing by Landlord at the time of such acceptance.  Notwithstanding anything to the contrary in this First Amendment or the Lease, the adjustment in the Base Rent for the Expansion Premises shall be based on the full and unabated amount of Base Rent payable with respect to the Expansion Premises for the first year after the Expansion Premises Commencement Date.

7.                                      Tenant Improvement Allowance.  Landlord shall provide to Tenant a tenant improvement allowance in an amount equal to $275,000 (“Expansion Premises TI Allowance”) to be used by Tenant as set forth in this Section.  Other than funding the Expansion Premises TI Allowance, Landlord shall have no other obligation whatsoever with respect to making any leasehold or other improvements to the Expansion Premises.  Landlord’s obligations with respect to the Expansion Premises TI Allowance shall cease upon disbursement in full of the Expansion Premises TI Allowance to or on behalf of Tenant.  The Expansion Premises TI Allowance shall be used to reimburse Tenant only for modifications of or improvements to the Expansion Premises of a fixed and permanent nature desired by Tenant that add value to the Expansion Premises (“Tenant Improvements”) but shall not be used to purchase any personal property or other non-Building Systems materials or equipment.  Tenant shall have no right to any portion of the Expansion Premises TI Allowance that is not disbursed before the expiration or earlier termination of the Base Term.

a.              Tenant Improvements; Insurance.  Title to the Tenant Improvements shall remain in the sole name of Landlord and shall not be subject to any liens or encumbrances.  Landlord’s approval of the Tenant Improvements shall not be unreasonably withheld, delayed, or conditioned.  Tenant shall have no right to the use or benefit (including any reduction to Base Rent) of any portion of the Expansion Premises TI Allowance not required for the Tenant Improvements (as approved by Landlord pursuant to this Section).  Before the commencement of the Tenant Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors (including any architect), and certificates of insurance from any contractor performing any part of the Tenant Improvements evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance.  Tenant shall cause the general contractor, if any, to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the general contractor’s liability coverages required above.

b.              Reimbursement.  During the course of design and construction of the Tenant Improvements, Landlord shall pay the costs to construct the Tenant Improvements once a month against a draw request in Landlord’s standard form, containing such certifications, lien waivers (including a conditional lien release for each progress payment and unconditional lien releases for the prior month’s progress payments), inspection reports and other matters as Landlord customarily obtains, to the extent of Landlord’s approval thereof for payment, no later than 30 days following receipt of such draw request.  Upon completion of the Tenant Improvements (and prior to any final disbursement of the Expansion Premises TI Allowance), Tenant shall deliver to Landlord:  (i) sworn statements setting forth the names of all contractors and first tier subcontractors who did the work and final, unconditional lien waivers from all such contractors and first tier subcontractors; (ii) as-built plans (one copy in print format and two copies in electronic CAD format) for such Tenant

Copyright © 2012. Alexandria Real Estate Equities, Inc. ALL RIGHTS RESERVED. Confidential and Proprietary. Do Not Copy or Distribute. Alexandria and Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.

Improvements; (iii) a certification of substantial completion in Form AIA G704, (iv) a certificate of occupancy for the Expansion Premises; and (v) copies of all operation and maintenance manuals and warranties affecting the Expansion Premises.

8.                                      Amendment to Section 11 (Utilities; Services).  Effective as of the Effective Date, Section 11 of the Lease is hereby amended as follows:

a.              By deleting the first sentence of Section 11 and replacing it with the following new sentence:

The hours of operation of the Project are 24 hours per day, 7 days per week.  During such periods, Landlord shall provide, subject to the terms of this Section 11, janitorial services to the Common Areas (except that Tenant shall, at its sole cost and expense, provide janitorial services to the restrooms located on the first floor of the Building), water, electricity, heat, light, power, telephone, sewer, and other utilities (including gas and fire sprinklers to the extent the Project is plumbed for such services), and refuse and trash collection (collectively, “Utilities”).

b.              By adding the provision below as a new paragraph immediately at the end of Section 11:

As of November 1, 2014, a generator (“Generator”) serves the first floor of the Project, and Landlord shall provide the Generator to Tenant in good working condition.  Tenant shall have the right, at its sole cost and expense, to use the Generator exclusively for the Premises.  Tenant shall pay the cost to install any necessary transfer switches and wiring that may be required to transfer and adapt the connection and use of the Generator to the Premises.  Tenant shall, at its sole cost and expense, repair, maintain, and replace the Generator in good working order and repair and shall at all times during the Term maintain with qualified contractors, maintenance and repair contracts for the Generator, in form and content satisfactory to Landlord (“Generator Maintenance Contract”).  Landlord shall be a third party beneficiary of the Generator Maintenance Contract and Tenant shall deliver a copy of the Generator Maintenance Contract to Landlord by November 30, 2014.  Should Tenant fail to make any such repair or replacement or otherwise fail to maintain the Generator in good working order and repair, Landlord shall give Tenant notice of such failure.  If Tenant fails to commence cure of such failure within 10 days of Landlord’s notice, and thereafter diligently prosecute such cure to completion, Landlord may perform such work and shall be reimbursed by Tenant within 10 days after demand therefor; provided, however, that if such failure by Tenant creates or could create an emergency, Landlord may immediately commence cure of such failure and shall thereafter be entitled to recover the costs of such cure from Tenant as Additional Rent.

9.                                      Amendment to Section 21 (Remedies).  Effective as of the Effective Date, Section 21 of the Lease is hereby amended by adding the provision below as new paragraph (g) and renumbering current paragraph (g) as paragraph (h):

Copyright © 2012. Alexandria Real Estate Equities, Inc. ALL RIGHTS RESERVED. Confidential and Proprietary. Do Not Copy or Distribute. Alexandria and Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.

(g)                                  Suspension of Funding.  Upon a Default by Tenant hereunder and during the continuance thereof, Landlord shall have the right to suspend funding of any TI Allowance or Expansion Premises TI Allowance.

10.                               Miscellaneous.

a.              Entire Agreement.  This First Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions.  This First Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b.              Binding Effect.  This First Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, members, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.

c.               Counterparts.  This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.  The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this First Amendment attached thereto.

d.              Broker.  Tenant represents and warrants to Landlord that Tenant has not dealt with any broker, agent, or other person (collectively, “Broker”) in connection with this First Amendment and that no Broker brought about this transaction.  Tenant hereby agrees to indemnify and hold Landlord harmless from and against any claims by any Broker, claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this First Amendment.

e.               Ratification; Conflicts.  Except as amended and/or modified by this First Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this First Amendment.  In the event of any conflict between the provisions of this First Amendment and the provisions of the Lease, the provisions of this First Amendment shall prevail.  Regardless of whether specifically amended by this First Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this First Amendment.

f.                Non-Disclosure of Terms.  Tenant acknowledges and agrees that the terms of the Lease are confidential and constitute proprietary information of Landlord.  Disclosure of such terms could adversely affect the ability of Landlord and its affiliates to negotiate, manage, and administer other leases and impair Landlord’s relationship with other tenants.  Accordingly, as a material inducement for Landlord to enter into this First Amendment, Tenant, and behalf of itself and its partners, managers, members, officers, directors, employees, agents, and attorneys, agrees that it shall not intentionally and voluntarily (i) disclose the terms and conditions of the Lease to any publication or other media or any tenant or apparent prospective tenant of the Building or other portion of the Project, or real estate agent or broker, either directly or indirectly, or (ii) post or place on any website or other form of media, directly or indirectly, any of the terms and conditions of the Lease or opine or critique Landlord’s management ownership abilities and skills.

Copyright © 2012. Alexandria Real Estate Equities, Inc. ALL RIGHTS RESERVED. Confidential and Proprietary. Do Not Copy or Distribute. Alexandria and Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.

[SIGNATURES APPEAR ON NEXT PAGE]

Copyright © 2012. Alexandria Real Estate Equities, Inc. ALL RIGHTS RESERVED. Confidential and Proprietary. Do Not Copy or Distribute. Alexandria and Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment under seal as of the day and year first above written.

TENANT:

SUPERNUS PHARMACEUTICALS, INC.,
a Delaware corporation

By:	/s/ Jack Khattar (SEAL)
Name:	Jack Khattar
Title:	President & CEO

LANDLORD:

ARE-1500 EAST GUDE, LLC,
a Delaware limited liability company

By:	ARE-QRS Corp.,
a Maryland corporation,
its managing member

	By:	/s/ Jennifer Banks (SEAL)
	Name:	Jennifer Banks
	Title:	EVP, General Counsel

Copyright © 2012. Alexandria Real Estate Equities, Inc. ALL RIGHTS RESERVED. Confidential and Proprietary. Do Not Copy or Distribute. Alexandria and Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.